EXHIBIT 10.2
FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT
A. The Employment Agreement (the “Agreement”) made and entered into on October 28, 2004, effective as of May 1, 2004, by and between CentraCore Properties Trust (f/k/a Correctional Properties Trust), a Maryland real estate investment trust (the “Company”), and David Obernesser (the “Executive”) is hereby amended as follows:
     1. Section 5.6(a) of the Agreement is hereby amended by deleting said subsection in its entirety and substituting the following in lieu thereof:
          “a. In the event that (i) a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company shall occur during the Term of Employment, and (ii) prior to the earlier of the Expiration Date and one year after the date of the Change in Control, either (x) the Term of Employment is terminated by the Company without Cause, pursuant to Section 5.4 hereof or (y) the Executive terminates the Term of Employment for Good Reason as defined in Section 5.5(e) hereof, the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to termination, at such time as the Incentive Compensation otherwise would have been payable to the Executive, (3) pay to the Executive a Termination Year Bonus as provided in Section 3.2(c), (4) pay to the Executive as a single lump sum payment, within 30 days of the termination of his employment hereunder, a lump sum payment equal to the Base Salary through the Expiration Date and (5) unless otherwise provided in any agreement relating to the vesting of restricted stock or other equity of the Company granted to the Executive by the Company, the Executive’s equity awards, if any, shall immediately vest. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).”
     2. Section 5 of the Agreement is hereby further amended by adding the following Sections 5.10 and 5.11 at the end of Section 5.9:
     “5.10 Section 409A. Notwithstanding anything herein to the contrary, if at the time of the Executive’s termination of employment with the Company, the Executive is a ‘specified employee’ within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’) and the regulations promulgated thereunder, and the Company notifies the Executive that, based on the advice of counsel, the deferral of the commencement of any severance benefits payable under Section 5 is necessary in order to comply with Section 409A of the Code, then the Company shall defer the commencement of the severance benefits (without any reduction) by a period of at least six months after the Executive’s termination of employment and any payments so deferred shall earn interest calculated at the prime rate of interest reported by The Wall Street Journal as of the date of termination. Any severance benefits that would have been paid during such six-month period but for the provisions of the preceding sentence shall be paid in a lump sum to the Executive six (6) months and one (1) day after the Executive’s termination of employment. The provisions of this Section 5.10 shall apply only to the extent required to avoid the Executive’s incurrence of any accelerated or additional tax under Section 409A of the Code.
     5.11 Tax Gross-Up for Excise Tax.
          a. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the ‘Severance Payments’), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the ‘Excise Tax’), then the Executive shall be entitled to receive an additional payment (a ‘Gross-Up Payment’) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.
          b. Subject to the provisions of paragraph (c) below, all determinations required to be made under this paragraph (b), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the ‘Accounting Firm’), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-

Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall furnish the Executive with an opinion of counsel that failure to report the Excise Tax on the Executive’s applicable Federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an ‘Underpayment’). In the event that the Company exhausts its remedies pursuant to paragraph (c) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in paragraph (c) below, shall be promptly paid by the Company to or for the benefit of the Executive.
          c. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,
               (iii) cooperate with the Company in good faith in order to effectively contest such claim, and
               (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis (to the extent not prohibited by applicable law) and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

          d. If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of paragraph (c) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.”
     3. Section 6 of the Agreement is hereby further amended by adding the following subsection (d) immediately after subsection (c) thereof:
          “d. Notwithstanding any other provision of this Agreement to the contrary, in no event shall the restrictions contained in subsection (a) of this Section 6 apply to the Executive in the event of a termination of the Term of Employment in connection with a Change of Control (as defined in Section 5.6(b) hereof) in the Company, whether by the Company without Cause pursuant to Section 5.4 hereof or by the Executive for Good Reason as defined in Section 5.5(e) hereof.”
B. Except as amended herein, the Agreement is hereby confirmed in all other respects.
     IN WITNESS WHEREOF, this First Amendment is entered into this twenty-seventh day of July, 2006 by the parties hereto.

CENTRACORE PROPERTIES TRUST, a Maryland real estate investment trust
By:	/s/ Clarence Anthony
	Name:	Clarence Anthony
	Title:	Chairman of the Compensation Committee

/s/ David Obernesser
David Obernesser

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